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                                                                   EXHIBIT 3.4


                         CERTIFICATE OF INCORPORATION
                                      OF
                        VITRIA ACQUISITION CORPORATION

     The undersigned, a natural person (the "Sole Incorporator"), for the purposes of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

                                      I.

     The name of the corporation is VITRIA ACQUISITION CORPORATION (the "Corporation" or the "Company").

                                      II.

     The address of the registered office of the Corporation in the State of Delaware is:

               Corporation Service Company
               1013 Centre Road
               Wilmington, DE 19805
               County of New Castle

     The name of the Corporation's registered agent at said address is Corporation Service Company.

                                     III.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Sixty Seven Million (67,000,000) shares. Fifty One Million (51,000,000) shares shall be Common Stock (the "Common Stock"), each having a par value of one-tenth of one cent ($.001). Sixteen Million (16,000,000) shares shall be Preferred Stock (the "Preferred Stock"), each having a par value of one-tenth of one cent ($.001).

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation (the "Certificate"), by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law ("DGCL"), to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption

                                       1.
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(including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. One Million Five Hundred Nineteen Thousand Five Hundred Eighty Two (1,519,582) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"), Nine Hundred Fifty Thousand One Hundred Sixty Three (950,163) of the authorized shares of Preferred Stock are hereby designated "Series A1 Preferred Stock" (the "Series A1 Preferred"), Six Million (6,000,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred") and Five Million (5,000,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred") and One Million Two Hundred Thousand (1,200,000) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Preferred").

     D. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, Series A1 Preferred, Series B Preferred, Series C Preferred and Series D Preferred (collectively "Designated Preferred") are as follows:

          1.   Dividend Rights.

               a. Holders of the Series C Preferred, in preference to the holders of Series A Preferred, Series A1 Preferred, Series B Preferred and Series D Preferred (the "Junior Preferred"), Common Stock or other capital stock of the Company ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as hereinafter defined) of the Series C Preferred per annum on each outstanding share of Series C Preferred. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be noncumulative. The Series C Preferred "Original Issue Price" shall be $4.02 per share (as adjusted for stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

               b. Holders of Series A Preferred, Series A1 Preferred, Series B Preferred and Series D Preferred, in preference to the holders of any Junior Stock, Common Stock or other capital stock of the Company, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of their applicable Original Issue Price (as hereinafter defined) per annum on each outstanding share of Series A Preferred, Series A1 Preferred, Series B Preferred and Series D Preferred, respectively. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be noncumulative. The "Original Issue Price" of the Series A Preferred, Series A1 Preferred, Series B Preferred and Series D Preferred shall be

                                       2.
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$0.3555, $.6101, $1.8135 and $4.50, respectively, (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

               C. So long as any shares of Designated Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends set forth in Sections 1(a) and 1(b) above on the Designated Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of the Designated Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(c) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock or (iii) any repurchase of any outstanding securities of the Company that is approved by the Company's Board of Directors. The holders of the Designated Preferred expressly waive their rights, if any, as described in the California Corporations Code Sections 502, 503 and 506 as they relate to repurchase of shares upon termination of employment.

          2.   Voting Rights.

               a. General Rights. Except as otherwise provided herein or as required by law, the Designated Preferred shall be voted with the shares of the Common Stock of the Company and not as separate classes, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Designated Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Designated Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

               b. Separate Vote of Designated Preferred. For so long as at least One Hundred Fifty Thousand (150,000) shares of Designated Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Designated Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Designated Preferred shall be necessary for effecting or validating the following actions:

                    (i) Any amendment, alteration, or repeal of any provision of the Certificate or the Bylaws of the Company that changes or alters the preferences, rights or privileges of the Designated Preferred;

                                       3.
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                    (ii)   Any redemption, repurchase, payment of dividends or
other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

                    (iii) Any action that creates (by reclassification or otherwise) any new class or series of shares having rights, preferences, or privileges senior, or pari passu with, to the Designated Preferred;

                    (iv) Any agreement by the Company or its shareholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(e));

                    (v) Any action that results in the payment or declaration of a dividend on any shares of Common Stock; or

                    (vi) Any amendment, alteration or repeal of any provision of the Certificate or the Bylaws of the Company that increases the maximum authorized number of directors to greater than seven (7).

               c. Election of Directors. Subject to Section 2(b) herein, the Board of Directors of the Company shall consist of the number of directors set forth in the Bylaws. The holders of the Designated Preferred shall have the right, voting together as a separate class, to elect two (2) directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of the outstanding Common Stock shall have the right, voting together as a separate class, to elect three (3) directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. Any remaining directors shall be elected by the holders of the Common Stock and Designated Preferred voting together as a class, at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

          3.   Liquidation Rights.

               a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Preferred or Junior Stock, the holders of the Series C Preferred shall be entitled to be paid out of the assets of the Company an amount per share of the Series C Preferred equal to the Series C Preferred Original Issue Price plus all declared and unpaid dividends on such shares of the Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of the Series C Preferred held by them (the "Series C Preferred Liquidation Preference"). If, upon any liquidation, distribution or winding up of the Company, the assets of the Company shall be insufficient to

                                       4.
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make payment in full to the holders of the Series C Preferred of the Series C
Preferred Liquidation Preference set forth above, then such assets shall be distributed among the holders of the Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

               b. After the payment of the Series C Preferred Liquidation Preference as set forth in Section 3(a) above, the holders of the Junior Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred, Series A1 Preferred, Series B Preferred and Series D Preferred, respectively, equal to the applicable Original Issue Price for each series (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus all declared and unpaid dividends on such shares of Junior Preferred for each share of Preferred Stock held by them (collectively, the "Junior Preferred Liquidation Preferences"). If, upon any liquidation, distribution or winding up of the Company, the assets of the Company shall be insufficient to make payment in full to the holders of the Junior Preferred of the Junior Preferred Liquidation Preferences set forth above, then such assets shall be distributed among the holders of the Junior Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

               c. After the payment of the Series C Preferred Liquidation Preference as set forth in Section 3(a) above and the payment of the Junior Preferred Liquidation Preferences as set forth in Section 3(b) above, the holders of the Series C Preferred shall be entitled to be paid out of the remaining assets of the Company an additional amount equal to the difference between two times its Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) and the Series C Preferred Liquidation Preference issued pursuant to
Section 3(a) above (the "Additional Series C Preferred Liquidation Preference"). If, upon any liquidation, distribution or winding up of the Company, the assets of the Company shall be insufficient to make payment in full to the holders of the Series C Preferred of the Additional Series C Preferred Liquidation Preference set forth above, then such assets shall be distributed among the holders of the Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

               d. After the payment of the Series C Liquidation Preference as set forth in Section 3(a) above, the payment of the Junior Preferred Liquidation Preferences as set forth in Section 3(b) above and the payment of the Additional Series C Preferred Liquidation Preference set forth in Section 3(c) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Designated Preferred on an as-if-converted to Common Stock basis; provided that (i) the amount distributable and distributed to the holders of Series C Preferred pursuant to this Section 3(d) shall be reduced by an amount per share equal to the total of the Series C Preferred Liquidation Preference and Additional Series C Preferred Liquidation Preference, and (ii) no further distribution to the holders of Junior Preferred pursuant to this Section 3(d) shall be made following the time as such holders of Junior Preferred have received an aggregate amount per share of Junior Preferred equal to three (3) times the applicable Original Issue Price for such series of Junior Preferred (including the amount distributed pursuant to Section 3(b) above) (as

                                       5.
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adjusted for any stock dividends, combinations, splits, recapitalizations and the like) with respect to the Junior Preferred.

               e. The following events shall be considered a liquidation under this Section 3:

                    (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); or

                    (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

               f. Valuation of Consideration. In the event of a deemed liquidation as described in Section 3(e) above, if the consideration received by the Company is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                    (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                         (a)  If traded on a securities exchange or the Nasdaq
National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three days prior to the closing;

                         (b)  If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three days prior to the closing; and

                         (c)  If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of the Designated Preferred.

                    (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 3(f)(i) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of the Designated Preferred.

               g. In the event of a deemed liquidation, if the requirements of this Section 3 are not complied with, the Company shall forthwith either:

                                       6.
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                    (i)  cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

                    (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Designated Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 4(k) hereafter.

          4. Conversion Rights. The holders of the Designated Preferred shall have the following rights with respect to the conversion of the Series A Preferred, Series A1 Preferred, Series B Preferred, Series C Preferred and Series D Preferred into shares of Common Stock (the "Conversion Rights"):

               a. Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Designated Preferred may, at the option of the holder thereof, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series A Conversion Rate then in effect (as hereinafter defined) by the number of shares of Series A Preferred being converted. The number of shares of Common Stock to which a holder of Series A1 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series A1 Conversion Rate then in effect (as hereinafter defined) by the number of shares of Series A1 Preferred being converted. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series B Conversion Rate then in effect (as hereinafter defined) by the number of shares of Series B Preferred being converted. The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series C Conversion Rate then in effect (as hereinafter defined) by the number of shares of Series C Preferred being converted. The number of shares of Common Stock to which a holder of Series D Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series D Conversion Rate then in effect (as hereinafter defined by the number of shares of Series D Preferred being converted.)

               b. Conversion Rates. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the Series A Conversion Price (as hereinafter defined), calculated as provided in this Section 4. The conversion rate in effect at any time for conversion of the Series A1 Preferred (the "Series A1 Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A1 Preferred by the Series A1 Conversion Price (as hereinafter defined), calculated as provided in this Section 4. The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the Series B Conversion Price (as hereinafter defined), calculated as provided in this Section 4. The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Conversion Rate") shall be quotient obtained

                                       7.
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by dividing the Original Issue Price of the Series C Preferred by the Series C
Conversion Price (as hereinafter defined), calculated as provided in this
Section 4. The conversion rate in effect at any time for conversion of the Series D Preferred (the "Series D Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the Series D Conversion Price (as hereinafter defined), calculated as provided in this Section 4.

               c. Conversion Price. The respective conversion prices for the Series A Preferred, Series A1 Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall initially be the Original Issue Price of the Series A Preferred (the "Series A Conversion Price"), the Original Issue Price of the Series A1 Preferred (the "Series A1 Conversion Price"), the Original Issue Price of the Series B Preferred (the "Series B Conversion Price"), the Original Issue Price of the Series C Preferred (the "Series C Conversion Price") and the Original Issue Price of the Series D Preferred (the "Series D Conversion Price"). Such initial Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price (collectively, "Conversion Prices") herein shall mean such prices as so adjusted.

               d. Mechanics of Conversion. Each holder of Designated Preferred who desires to convert the same into shares of Common Stock pursuant to this
Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Designated Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Designated Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Designated Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Designated Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Designated Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Designated Preferred shall not be deemed to have converted such Designated Preferred until immediately prior to the closing of such sale of securities.

               e. Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that the first share of the Series D Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock

                                       8.
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without a corresponding subdivision of the Designated Preferred, the Conversion
Prices in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Designated Preferred, Conversion Prices in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               f. Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

               g. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of any Designated Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(e) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of such Designated Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Designated Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               h. Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(e) or a

                                       9.

recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Designated Preferred shall thereafter be entitled to receive upon conversion of the Designated Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Designated Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and the number of shares issuable upon conversion of the Designated Preferred) shall be applicable after that event and be as nearly equivalent as practicable in relation to any shares of stock or the securities or property thereafter deliverable upon conversion of the Designated Preferred.

               i.   Sale of Shares Below Conversion Prices.

                    (i) If at any time or from time to time after the Original Issue Date, the Company issues or sells or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as hereinafter defined) less than the then effective Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, then and in each such case the then existing Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in Section 4(i)(ii)) by the Company for the total number of Additional Shares of Common Stock (as hereinafter defined) so issued would purchase at such Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Designated Preferred could be converted if fully converted on the day immediately preceding the given date and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date.

                                      10.

                    (ii) For the purpose of making any adjustment required under this Section 4(i), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors irrespective of any accounting treatment and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options irrespective of any accounting treatment.

                    (iii)  For the purpose of the adjustment required under this
Section 4(i), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible

                                      11.

Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price, Series C Conversion Price and the Series D Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price, Series C Conversion Price and the Series D Conversion Price, as applicable, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Designated Preferred.

                    (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i), whether or not subsequently reacquired or retired by the Company other than (1) shares of Common Stock issued upon conversion of the Designated Preferred, (2) Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, (3) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of such Original Issue Date, (4) shares of Common Stock or Convertible Securities issued in connection with real estate transactions, equipment leases or commercial credit agreements with lessors or financial institutions, or in connection with development or licensing transactions with third party operating companies approved by the Board of Directors, (5) Common Stock or Convertible Securities issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Company and (6) up to fifty thousand (50,000) shares of Series C Preferred Stock and Common Stock issuable upon conversion of fifty thousand (50,000) shares of Series C Preferred Stock approved by the Board of Directors of the Company for issuance as a gift either for charitable purposes or to certain of the Company's current and potential customers or strategic partners. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4, into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4, for such Additional Shares of Common Stock."

                                      12.

               j. Accountants' Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Prices for the number of shares of Common Stock or other securities issuable upon conversion of the Designated Preferred if any Designated Preferred is then convertible pursuant to this
Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Designated Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, at the time in effect, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred, Series A1 Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable.

               k. Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any Acquisition (as defined in Section 3(e)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(e)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Designated Preferred at least twenty (20) days prior to the record date specified therein or twenty (20) days prior to the closing of such transaction, whichever is earlier, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                                      13.

               l.   Automatic Conversion.

                    (i) Each share of Designated Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, respectively, immediately upon the earlier of (A) the affirmative election of the holders of at least a majority of the then outstanding shares of the Designated Preferred or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company at a public offering price (before underwriting discounts, commissions and fees) equal to or exceeding $8.04 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and with aggregate proceeds to the Company (before deduction of underwriting discounts, commissions and fees) of not less than twenty million dollars ($20,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                    (ii) Upon the occurrence of the event specified in Section 4(l)(i) above, the outstanding shares of Designated Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Designated Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Designated Preferred, the holders thereof shall surrender the certificates representing such shares at the office of the Company or any transfer agent therefor. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such surrendered shares were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

               m. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Designated Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Designated Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                                      14.

               n. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Designated Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Designated Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Designated Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               o.   Notices. Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

               p. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Designated Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Designated Preferred so converted were registered.

               q. No Dilution or Impairment. Without the consent of the holders of at least a majority of the then outstanding Designated Preferred, the Company shall not amend its Certificate or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the respective conversion rights of the holders of the Designated Preferred against dilution or other impairment.

          5. No Reissuance of Designated Preferred. No share or shares of Designated Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and, in addition, the Company's Certificate shall be appropriately amended to effect the corresponding reduction in the Company's authorized stock.

                                      V.

     A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

                                      15.

     B. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the corporation is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

     C. The holders of the Series Preferred expressly waive their rights, if any, as described in California Code Sections 502, 503 and 506 as they relate to repurchases of shares upon termination of employment or service as a consultant or director.

     D. Any repeal or modification of this Article V shall only be prospective and shall not effect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                      VI.

     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to Article IV
Section 2, the number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

     B. Subject to the indemnification provisions in the Bylaws, the Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

     C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                                    * * * *

     The name and mailing address of the Sole Incorporator is as follows:


               Name                     Mailing Address

               Kris S. Tamashiro        Cooley Godward llp
                                        5 Palo Alto Square
                                        3000 El Camino Real
                                        Palo Alto, CA  94306-2155

                                      16.

     In Witness Whereof, this Certificate has been subscribed this 21st day of June, 1999 by the undersigned who affirms that the statements made herein are true and correct.



                                         /s/ Kris S. Tamashiro
                                   _____________________________________
                                         Kris S. Tamashiro
                                         Sole Incorporator